UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2005
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Commission file number	Exact name of Registrant as specified in its charter, State of incorporation, Address and Telephone number	IRS Employer Identification No.
1-14766	Energy East Corporation (A New York Corporation) P. O. Box 12904 Albany, New York 12212-2904 (518) 434-3049 www.energyeast.com	14-1798693

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

          Energy East Corporation (the Company) has an Annual Executive Incentive Plan (AEIP) to motivate management to achieve superior performance on critical business and customer service objectives that lead to the creation of shareholder and customer value. The AEIP provides for short-term cash performance incentive awards, provided certain corporate and individual performance objectives are achieved. A threshold earnings level, a maximum earnings level and individual performance objectives are established at the beginning of each year. The threshold earnings level is a minimum corporate earnings level that must be achieved for participants to be eligible for any AEIP award. The actual earnings level, provided it exceeds the threshold earnings level, and the level of achievement of a participant's individual objectives, determine a participant's actual incentive award. At the maximum earnings level, incentive awards are two times the level at threshold earnings. Under the terms of the AEIP, the Compensation and Management Succession Committee may increase or decrease the size of incentive awards in its discretion for extraordinary events if it determines that such an adjustment is necessary for the benefit of the Company.

          On February 10, 2005, the Board of Directors of the Company approved the threshold earnings level and maximum earnings level under the AEIP for 2005. In 2005, if the target earnings threshold and individual objectives are met, awards will range from 10% to 200% of base pay depending on the executive's position.

          The Board also approved individual performance objectives for 2005. Individual performance targets are weighted specifically for each plan participant and for 2005 included the following metrics: customer service and customer satisfaction, safety and reliability in the delivery of electricity and natural gas, efficiency and effectiveness in operations, financial performance, management development and the promotion of diversity in management, and project specific goals. The 2005 individual performance target for the Chief Executive Officer is based on the average level of achievement of senior management's 2005 objectives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 11, 2005	ENERGY EAST CORPORATION (Registrant) By /s/Robert D. Kump Robert D. Kump Vice President, Treasurer and Secretary